Exh. 99.1

                 REEL.COM TO DISCONTINUE E-COMMERCE OPERATIONS


     Hollywood Entertainment Anticipates Immediate Return to Profitability



PORTLAND, OR & EMERYVILLE, CA- JUNE 12, 2000 - Hollywood Entertainment Corporation (Nasdaq:HLYW), owner of the Hollywood Video chain of video superstores, today announced that it would be closing down the e-commerce business at Reel.com.

"Reel.com has built an excellent web-site for movie buyers and those interested in movie content. Revenue, customer traffic and customer satisfaction have all been very strong" commented Mark Wattles, Chairman and Chief Executive Officer of Hollywood Entertainment, "Unfortunately the business model of rapid customer acquisition required large losses and significant cash funding. As a result of the major declines in the value of publicly traded e-commerce companies, we have been unable to obtain outside financing for Reel and do not believe it is in the best interests of Hollywood's banks, bondholders and stockholders to continue funding Reel from Hollywood's strong video store cash flow. Despite the significant customer enthusiasm, we cannot sustain this business."

Outstanding movie orders that have been placed through Reel.com are planned to be fulfilled. Hollywood has entered into an agreement with buy.com, a multi-category Internet superstore, to provide e-commerce services going forward for visitors to the Reel.com site. It is anticipated that the Reel.com web-site will continue to operate and provide leading entertainment content, but commerce transactions will be directed to buy.com. Hollywood Entertainment will use Reel.com's movie anatomy, movie matching and content to benefit its 27 million video store members to help them in choosing movies to rent. Any ongoing expenses associated with maintaining Reel.com will come from Hollywood's existing marketing budget. Additionally, "Reel on Demand" and all other video-on-demand efforts at Reel are anticipated to be absorbed into Hollywood Entertainment.

Hollywood Entertainment expects to incur an after-tax loss of approximately $25 million related to the disposal of the Reel.com business. The loss is expected to include the write-down of the goodwill associated with Reel.com, the write-down of assets to their net realizable value, lease termination costs, employee severance and benefit costs related to the layoff of substantially all of the Reel.com employees, and provisions for the operating losses to be incurred during a short phase-out period. "Now that the losses of Reel.com are behind us, the true profitability of the Hollywood Video business will emerge," commented David Martin, Chief Financial Officer of Hollywood Entertainment. "For the past 18 months, large losses related to infrastructure investments in Reel.com have completely overshadowed the strong profits and cash flow from our nearly 1,800 Hollywood Video superstores. Investors will now be able to focus on the profits of our core video rental business."

"Closing Reel.com's e-commerce business was a difficult decision. However, with Hollywood's stock dropping 75% during the same period that the operating profits of Hollywood Video stores were up over 40%, we could no longer justify
funding the e-commerce business.   We want to thank all of our existing
Reel.com customers and are confident that buy.com will do an excellent job providing e-commerce services," Wattles said. "I especially want to recognize all of our Reel employees, who developed a terrific product. These individuals have put in countless hours from the early stages of the company's development, through continued enhancements to the web-site, to becoming one of the leading Internet destinations for movie lovers. They have delivered exceptional customer service, and I cannot thank them enough for the talent, commitment and dedication they have given to this company."

Hollywood Entertainment owns and operates the second largest video store chain in the United States with nearly 1,800 video superstores in 46 states and the District of Columbia. Hollywood Entertainment and Hollywood Video are registered trademarks of Hollywood Entertainment Corporation.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the Federal securities law, including statements regarding anticipated future profitability, the dollar amount of the loss and other factors related to discontinuing Reel.com's e-commerce business. Although Hollywood Entertainment Corporation believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors and risks, including those outlined from time to time in the filings of Hollywood Entertainment Corporation with the Securities and Exchange Commission.


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INVESTOR CONTACT:   David Martin - Chief Financial Officer at Hollywood
                    Entertainment Corp. 503-570-5298

MEDIA CONTACT:      Sean Mahoney - Senior Director of Public Relations 503-570-
3171